UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 3, 2009

AMERICAN BIO MEDICA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY		12106
Address of principal executive offices		Zip Code

Registrant’s telephone number, including area code:  518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

On June 3, 2009, American Bio Medica Corporation (the “Company”) received a Letter Agreement dated June 2, 2009 (“Letter Agreement”) from First Niagara Bank (“First Niagara”). The Letter Agreement amended the Company’s Second Forbearance Agreement (the “Forbearance Agreement”) with First Niagara (See Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission on March 18, 2009, May 8, 2009 and May 20, 2009).

The Forbearance Agreement, as subsequently amended, required the Company to close on or before June 1, 2009 on a full refinancing of the Company’s Line of Credit through First Niagara (“Line of Credit”). As of June 1, 2009, the Company had not yet closed on the full refinancing of the Line of Credit.  The Company requested that First Niagara further amend the Forbearance Agreement to reflect the Company’s belief that a full refinancing of the Line of Credit would close on or before June 12, 2009.

The Letter Agreement requires the Company to close on a full refinancing of the Line of Credit on or before June 12, 2009. The Letter Agreement also amended the Forbearance Agreement to require the Company to produce to First Niagara, on or before July 1, 2009, legally binding and executed commitment letters from a bona-fide third party lender setting forth the terms of a full refinancing of the Company’s Term Note and Real Estate Mortgage through First Niagara, to close on or before August 1, 2009.  Prior to the Letter Agreement, the Company was required to produce the commitment letters related to the Term Note and Real Estate Mortgage on or before June 1, 2009 and to close on the full refinancing of the Term Note and Real Estate Mortgage on or before July 1, 2009. All other terms of the Forbearance Agreement remain in full force and effect and all rights and remedies of the parties are fully reserved.

The Company is currently in discussions with a number of prospective lenders related to the full refinance of the Term Note and Real Estate Mortgage, and continues to utilize the services of a financial advisory firm referred to the Company by First Niagara to advise the Company in connection with such discussions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Vice President & Chief Compliance Officer Corporate Secretary

Dated: June 5, 2009